UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended June 30, 2026

Sparx Holdings Group, Inc.
(Exact name of issuer as specified in its charter)

Nevada	92-3402117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1800d Mineral Spring Avenue, #164

North Providence, RI 02904

(Issuer Mailing Address)

401-830-9878

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

pART II

Sparx Holdings Group, Inc.

In this report, “Sparx,” “Sparx Holdings,” “we,” “us,” “our” and the “Company” refer to Sparx Holdings Group, Inc., a Nevada corporation. Sparx Technologies, LLC is a separate entity owned and controlled by Cassandra DeNunzio, our Chief Executive Officer and a director. Sparx Holdings, LLC is a separate entity also owned and controlled by Ms. DeNunzio. References to the Sparx™ Smart Sprinkler System or related prototypes do not imply that the Company owns the underlying technology or intellectual property.

FORWARD-LOOKING STATEMENTS

The following information contains certain forward-looking statements. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “could,” “expect,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guarantee, or warranty is to be inferred from those forward-looking statements.

Item 1. Business

Company Overview

We were incorporated in the State of Nevada on June 30, 2021, and are headquartered in Rhode Island. Our business focuses on developing and seeking to commercialize technology-based fire protection solutions for facilities that traditional fire sprinklers cannot adequately or reasonably protect. Our business plan did not materially change during the fiscal year ended June 30, 2026.

Pursuant to the Patent License Agreement dated August 29, 2022 with Sparx Technologies, LLC (the “Licensor”), we hold an exclusive license in the United States to the licensed patent rights and associated know-how relating to a wireless, battery-powered electronic fire sprinkler network. Upon entering into the Agreement, we adopted the existing operations and business plan of the Licensor within the scope of the Agreement and ceased to be a shell company.

The system remains in the development and prototype stage. We have no market-ready product available for sale and have not generated revenue. Additional design refinement, verification, testing and applicable third-party listing or approval activities will be required before commercialization. The Company does not currently have the financing necessary to complete those activities, and no completion or commercial launch date can be assured.

Patent License and Ownership of Technology

The Licensor is solely owned and controlled by Cassandra DeNunzio, our sole officer and a director. Ms. DeNunzio is the inventor associated with the original provisional U.S. application, Serial No. 63/304,302, filed January 28, 2022. The Agreement covers specified U.S. patent rights, including applications claiming priority directly or indirectly to the original application, and associated licensed know-how as defined in the Agreement.

As partial consideration for the license, we issued 100,000,000 shares of common stock to Sparx Holdings, LLC, an entity solely owned and controlled by Ms. DeNunzio. This initial license fee is nonrefundable. The Agreement provides for a five-year term, subject to its duration and termination provisions, and requires a royalty equal to 50% of the Company’s Net Sales of licensed products, as defined in the Agreement. No licensed products have been commercially sold by the Company.

The Company does not own the underlying patents, technology, prototypes, improvements or other intellectual property. Ownership remains with the Licensor or Ms. DeNunzio, as applicable. The Company’s rights are limited to those granted by the Agreement. The Agreement also provides that improvements devised by the Company in relation to the covered technology are owned by the Licensor, with the Company receiving the license rights specified in the Agreement.

The Licensor may terminate the Agreement at any time, for any reason or no reason, with immediate effect upon written notice, without payment or liability to the Company. The Agreement also provides for automatic termination upon bankruptcy proceedings by or against the Company. Upon termination, the Company’s license rights cease immediately, and the Company must cease the activities involving licensed products specified in the Agreement. The initial license fee is not refundable. The Company may terminate for an uncured breach by the Licensor after the contractual notice and cure period.

The Company’s rights are limited to the United States. The Licensor may pursue opportunities outside the United States or following termination of the Agreement. Our business is substantially dependent on continuation of the Agreement and on the resources and services made available by Ms. DeNunzio. Because she controls the Licensor and serves as our sole officer, conflicts may arise concerning the continuation of the license, allocation of resources and business opportunities, and the commercialization of technology.

Sparx™ Smart Sprinkler System

The Sparx™ Smart Sprinkler System is a prototype system designed to add electronic sensing, wireless communication and coordinated activation to traditional fire sprinklers. Conventional sprinklers generally operate independently when heat causes a glass bulb or fusible link to release. The licensed system is intended to use sensor data and software to determine which sprinklers should activate and when.

The prototype system includes Sparx Edge Devices, previously described as Sprinkler Sensing and Activation Units, a central Hub, and installation and commissioning software. Edge Devices combine sensors, control electronics and wireless communication and are designed to interface with supported sprinkler configurations. Current development includes smoke and temperature sensing, with other sensing technologies under evaluation. Final configurations and features remain subject to development and testing.

Edge Devices communicate through a wireless mesh network, transmitting information among devices and to the Hub. The Hub collects and analyzes device data, monitors system conditions and supports coordinated sprinkler activation. The system is intended to provide earlier detection and a more targeted response to challenging fire conditions. Further testing is required to establish whether it meets the performance, reliability and certification requirements for its intended applications.

(Pictured above is a prototype Sparx Edge Device mounted on sprinkler piping. The device is under development and is not a commercially available or approved product.)

The Hub prototype includes a touchscreen interface that displays device conditions, system status, building information and device locations. Installation and commissioning software is designed to transfer building and device information to the Hub, allowing it to associate sensor data with locations within a protected space. The current workflow uses an Autodesk Revit plugin to export building and device information into a Sparx project file, which an installation tool transfers to the Hub.

(Pictured above is the prototype Sparx Hub touchscreen. Displayed features remain subject to development, validation, and change.)

(Pictured above is the prototype installation tool and Hub workflow. This depiction does not establish commercial readiness or Company ownership of the depicted technology.)

Our development objective is to coordinate sprinkler activation using sensor data, software and location information to direct water toward a fire while limiting unnecessary activation elsewhere. Intended applications include storage, warehousing and other commercial or industrial environments with challenging fire protection needs. Final applications, specifications and operating limits will depend on further development, testing and applicable approvals.

Our Chief Executive Officer provides equipment and technical resources at no charge to support circuit prototyping, printed circuit board assembly, benchtop electrical testing and related development activities. The Company may engage third-party contractors as resources permit. All underlying technology, prototypes, improvements and intellectual property remain owned by Sparx Technologies, LLC or Ms. Cassandra DeNunzio, as applicable. The Company’s rights are limited to those granted under the Patent License Agreement.

Fiscal 2026 Activities and Current Development Status

In June 2026, the Company exhibited the latest prototype of the Sparx™ Smart Sprinkler System at the National Fire Protection Association Conference & Expo in Las Vegas.

Limited prototype development and refinement remain ongoing. The system remains under development and is not commercially available. Further development, testing and applicable third-party listings or approvals will be required before commercialization.

The Company’s business plan has not materially changed. However, limited funding continues to constrain its ability to advance the licensed technology toward commercial readiness. Additional financing will be required to pursue further development, testing and commercialization, and there can be no assurance that such financing will be available on acceptable terms, or at all.

The Licensor and Ms. DeNunzio may independently develop other technologies. The Company’s rights are limited to those granted under the Patent License Agreement, and there can be no assurance that additional technologies will be made available to the Company.

Testing and Third Party Approvals

The Sparx™ Smart Sprinkler System requires further development and testing before commercialization. Planned internal verification and validation may include sprinkler spray-pattern testing, mechanical and environmental testing, electrical testing and small-scale fire testing before proceeding to large-scale third-party evaluations. Testing may identify the need for additional design revisions.

Sparx Technologies, LLC intends to pursue UL Listing and may also seek FM Approval. The scope, sequence and timing of testing will depend on technical results, applicable requirements, intended applications and available financing. The Sparx™ Smart Sprinkler System has not obtained these listings or approvals.

The Company estimates that each large-scale fire test for high-storage applications could cost approximately $250,000 to $1,000,000. Actual costs may differ materially, and multiple tests and revisions may be required. The Company currently lacks sufficient funding to undertake this testing program.

Commercialization

Subject to obtaining sufficient financing, completing development and testing, and securing applicable listings or approvals, the Company intends to commercialize products incorporating the Sparx™ Smart Sprinkler System. Potential distribution channels include fire protection distributors and arrangements with manufacturers, installers and service providers.

Installation and servicing would require appropriately qualified personnel and compliance with applicable requirements.

The Company anticipates generating revenue primarily from product sales and may also offer software services for remote monitoring and training for installation and maintenance providers. The Company has not generated revenue or established a commercial launch date, and there can be no assurance that these activities will generate revenue. Sales of licensed products would be subject to the royalty provisions of the Patent License Agreement.

Intellectual Property

Sparx Technologies, LLC filed U.S. utility patent application Serial No. 18/099,584, titled Mesh Network Fire Suppression System and Associated Methods, on January 20, 2023, claiming priority to the provisional application filed January 28, 2022. The application is included in the U.S. patent rights licensed to the Company.

Following the fiscal year ended June 30, 2026, the USPTO issued a Notice of Allowance to Sparx Technologies, LLC on July 13, 2026. The Licensor paid the issue fee on October 12, 2026, and management expects the patent to issue in November 2026.

Sparx Technologies, LLC filed international application Serial No. PCT/US23/11314 on January 23, 2023. The Company’s rights under the Patent License Agreement are limited to the United States.

The Licensor’s applications for the SPARX word mark and logo, Serial Nos. 97/597085 and 97/597092, respectively, remain pending. The Licensor has informally permitted the Company to use the name and logo without a formal trademark license.

The Company has no ownership interest in these marks, and permission to use them may be withdrawn.

The provisional application for a pyrotechnic sprinkler release mechanism, Serial No. 63/660,134, filed June 14, 2024, was not pursued further and has lapsed.

All underlying intellectual property remains owned by the Licensor or Ms. DeNunzio, as applicable. The Company relies on its contractual rights under the Patent License Agreement and on the Licensor’s prosecution and maintenance of the licensed patent rights. Patent protection does not assure commercial success, product approval or freedom from third-party infringement claims.

Competition and Regulatory Environment

The Company faces competition from established sprinkler and fire detection manufacturers and suppliers of other fire suppression technologies, many of which have substantially greater financial resources, testing capabilities, industry relationships and distribution networks. Competitive factors include performance, reliability, cost, compatibility, listings and approvals, installation and servicing requirements, and customer acceptance.

Commercialization of the Sparx™ Smart Sprinkler System will depend on satisfying applicable requirements, which may include fire and building codes, electrical and radio requirements, third-party testing standards and acceptance by authorities having jurisdiction. Requirements will depend on the final product configuration and intended application. There can be no assurance that the Company will obtain the necessary listings, approvals or acceptance or have sufficient resources to satisfy these requirements.

Personnel and Facilities

The Company has no employees and relies on Cassandra DeNunzio, its sole officer and a director, and Jeffrey DeNunzio, a director. Cassandra and Jeffrey are siblings. Technical development efforts depend substantially on Cassandra’s services, and the loss or reduction of her involvement could materially adversely affect the Company’s business.

The Company uses management’s home office space and equipment at no cost. Its related-party lease, which commenced January 1, 2024, was terminated effective December 31, 2024. The Company had no right-of-use lease assets or lease liabilities as of June 30, 2026.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements and the related notes included in this annual report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Please refer to the above section titled, “Forward Looking Statements” for more information.

Overview and Plan of Operations

Our business focuses on developing and seeking to commercialize the Sparx™ Smart Sprinkler System pursuant to our Patent License Agreement with Sparx Technologies, LLC. The Company has no market-ready product and has not generated revenue.

During the fiscal year ended June 30, 2026, the Company continued limited prototype development and refinement. Limited funding continues to constrain progress toward commercial readiness. The Company’s business plan did not materially change from the plan described in its Annual Report on Form 1-K for the fiscal year ended June 30, 2025.

The Company intends to seek additional financing, refine the prototype and associated software, and pursue further internal and third-party testing as resources permit. Completing development, obtaining applicable listings or approvals, and pursuing manufacturing and commercialization will require substantially more funding than is currently available. No definitive completion schedule has been established. If additional resources cannot be obtained, the Company may need to delay, reduce or suspend its activities.

Patent License Agreement

On August 29, 2022, the Company entered into a Patent License Agreement with Sparx Technologies, LLC, an entity solely owned and controlled by Cassandra DeNunzio, our sole officer and a director. The Agreement grants the Company exclusive rights in the United States to specified patent rights and associated know-how relating to a wireless, battery-powered electronic fire sprinkler network.

As partial consideration for the license, the Company issued 100,000,000 shares of common stock to Sparx Holdings, LLC, an entity also solely owned and controlled by Ms. DeNunzio. This initial license fee is nonrefundable. The Agreement provides for a five-year term, subject to its duration and termination provisions, and requires the Company to pay the Licensor a royalty equal to 50% of Net Sales of licensed products, as defined in the Agreement.

All underlying technology, prototypes, improvements and intellectual property remain owned by the Licensor or Ms. DeNunzio, as applicable. The Company’s rights are limited to those granted under the Agreement. The Licensor may terminate the Agreement at any time, with or without cause, with immediate effect upon written notice and without payment or liability to the Company. Upon termination, the Company’s license rights cease immediately, and the initial license fee is not refundable. Accordingly, the Company’s ability to pursue its business plan depends substantially on continuation of the Agreement.

The Licensor and Ms. DeNunzio may independently develop other technologies. There can be no assurance that technologies outside the Company’s existing contractual rights will be made available to the Company.

Development and Testing

The Sparx™ Smart Sprinkler System remains in the prototype stage and requires further development, verification and testing before commercialization. Planned activities may include sprinkler spray-pattern testing, mechanical and environmental testing, electrical testing and small-scale fire testing before proceeding to large-scale third-party evaluations. Testing may identify the need for additional design revisions.

The Company intends to pursue UL Listing and may also seek FM Approval. The scope, sequence and timing of testing will depend on technical results, applicable requirements, intended applications and available financing. The Sparx™ Smart Sprinkler System has not obtained these listings or approvals.

The Company estimates that each large-scale fire test for high-storage applications could cost approximately $250,000 to $1,000,000. Actual costs may differ materially, and multiple tests and revisions may be required. These estimates do not represent the total cost of completing development and commercialization. The Company currently lacks sufficient funding to undertake this testing program.

Results of Operations for the Years Ended June 30, 2026, and 2025

Revenue

The Company generated no revenue for the fiscal years ended June 30, 2026, and 2025. We have not completed development of a market-ready product, and there can be no assurance that our development and commercialization efforts will generate revenue.

Operating Expenses

Total operating expenses were $21,439 for the fiscal year ended June 30, 2026, compared with $42,285 for the fiscal year ended June 30, 2025, a decrease of $20,846. The decrease primarily reflected lower general and administrative expenses, partially offset by increased research and development and marketing expenses.

Research and development expenses were $5,933 for the fiscal year ended June 30, 2026, compared with $3,801 for the fiscal year ended June 30, 2025, an increase of $2,132. Marketing expenses were $6,680 and $5,125, respectively, an increase of $1,555. General and administrative expenses were $8,827 and $33,359, respectively, a decrease of $24,532.

Net Loss

The Company incurred a net loss of $21,439 for the fiscal year ended June 30, 2026, compared with $42,285 for the fiscal year ended June 30, 2025. The decrease in net loss reflected the reduction in operating expenses.

Basic and diluted net loss per common share, when rounded, was $0 for the fiscal years ended June 30, 2026, and 2025.

Weighted average common shares outstanding were 286,851,846 for the fiscal year ended June 30, 2026, compared with 285,350,031 for the fiscal year ended June 30, 2025. The increase resulted from the conversion of all outstanding Series A Convertible Preferred Stock into common stock on September 21, 2025.

Financial Condition

At June 30, 2026, the Company had cash and cash equivalents of $40,403, and a related-party receivable of $44, for total assets of $40,447. At June 30, 2025, total assets consisted of cash and cash equivalents of $57,625. The decrease in total assets primarily reflected cash used to fund operating activities. The related-party receivable was repaid on August 20, 2026.

Total liabilities consisted of accrued expenses and other payables of $2,754 at June 30, 2026, compared with $3,857 at June 30, 2025, a decrease of $1,103.

The Company had positive working capital of approximately $37,693 at June 30, 2026, compared with $53,768 at June 30, 2025.

Reported stockholders’ equity was $37,694 and $53,769, respectively. The differences between working capital and reported equity reflect rounding. The accumulated deficit increased to $231,421 at June 30, 2026, from $209,982 at June 30, 2025.

Cash Flows from Operating Activities

Net cash used in operating activities was $22,586 for fiscal 2026, compared with $39,504 for fiscal 2025. Fiscal 2026 operating cash use reflected the net loss of $21,439, an increase of $44 in the related-party receivable and a decrease of $1,103 in accrued expenses and other payables. The decrease in operating cash use compared with fiscal 2025 primarily reflected the lower net loss.

Cash Flows from Financing Activities

Net cash provided by financing activities was $5,364 for the fiscal year ended June 30, 2026, compared with $22,577 for the fiscal year ended June 30, 2025. Financing activities for the fiscal year ended June 30, 2026 consisted of expenses paid on behalf of the Company by Thomas DeNunzio, a shareholder and the father of the Company’s officer and directors, and contributed to capital without expectation of repayment.

Financing activities for the fiscal year ended June 30, 2025 consisted of $14,000 in proceeds from the sale of Series A Convertible Preferred Stock and $8,577 of expenses paid on behalf of the Company and contributed to capital.

On September 20, 2024, the Company sold 14,000 Series A shares to 15 investors for gross proceeds of $14,000 pursuant to Regulation Crowdfunding. Separately, the Company issued 140 Series A shares to Netcapital Funding Portal, Inc. as compensation under its arrangement with the Company. Those 140 shares were issued for services rather than sold in the offering. There were 16 Series A holders in total, including Netcapital.

On September 21, 2025, all 14,140 outstanding shares of Series A Convertible Preferred Stock converted into 1,936,970 shares of common stock. The conversion did not generate proceeds to the Company. The Company did not sell shares during the fiscal year ended June 30, 2026.

Cash decreased by $17,222 during the fiscal year ended June 30, 2026, from $57,625 to $40,403, compared with a decrease of $16,927 during the fiscal year ended June 30, 2025.

Financing

The Company intends to fund operating expenses through related-party capital contributions, sales of common or preferred stock, or other financing arrangements. No binding funding commitments are in place, and there can be no assurance that related parties will continue providing support or that additional financing will be available on acceptable terms, or at all.

The Company may also pursue collaborations or strategic arrangements that could provide capital, technical resources or other support for development and commercialization of the Sparx™ Smart Sprinkler System. There can be no assurance that these efforts will result in definitive arrangements or sufficient resources to carry out the Company’s business plan.

Liquidity and Capital Resources

The Company’s available resources are insufficient to complete the development, testing and commercialization activities contemplated by its business plan. Although the Company had positive working capital at June 30, 2026, it has no operating revenue and continues to incur expenses.

Future capital requirements will depend on the scope and pace of development, testing results, required design revisions, third-party listing and approval requirements, and any manufacturing and commercialization arrangements. The Company has not established a fully funded budget for these activities.

Additional equity financing could dilute existing stockholders, and debt or other financing could impose repayment obligations, restrictions or rights senior to those of existing stockholders. If adequate financing cannot be obtained, the Company may be required to delay, reduce or suspend its activities.

Contractual Obligations and Off-Balance-Sheet Arrangements

1. Equiniti serves as the Company’s transfer agent pursuant to a service agreement. Its address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120, and its telephone number is 651-453-2139. Equity Stock Transfer, LLC maintains a separate shareholder list solely for the shares of common stock issued upon conversion of the Series A Convertible Preferred Stock on September 21, 2025.

2. On August 29, 2022, the Company entered into a Patent License Agreement with Sparx Technologies, LLC, an entity solely owned and controlled by Cassandra DeNunzio, our sole officer and a director. The Agreement grants the Company exclusive rights in the United States to specified patent rights and associated know-how. As partial consideration, the Company issued 100,000,000 shares of common stock to Sparx Holdings, LLC, an entity also solely owned and controlled by Ms. DeNunzio, as a nonrefundable initial license fee. The Agreement provides for a five-year term, subject to its duration and termination provisions, and requires the Company to pay the Licensor a royalty equal to 50% of Net Sales of licensed products, as defined in the Agreement. Ownership of the licensed intellectual property remains with the Licensor. The Licensor may terminate the Agreement at any time, with or without cause, with immediate effect upon written notice and without payment or liability to the Company. The Agreement also terminates automatically upon bankruptcy proceedings by or against the Company. Upon termination, all license rights cease immediately, and the Company must discontinue activities involving licensed products as specified in the Agreement. The initial license fee is not refundable. The Agreement also requires the Company to indemnify the Licensor and specified related parties against certain claims and liabilities arising from licensed products or the Company’s obligations under the Agreement.

3. On December 29, 2023, the Company entered into a lease agreement with Lisa DeNunzio, the mother of Cassandra DeNunzio and Jeffrey DeNunzio, for a five-year term commencing January 1, 2024, at monthly rent of $500. The lease was terminated effective December 31, 2024, following payment of the December rent. The related right-of-use asset and lease liability were removed from the financial statements, and no right-of-use lease assets or lease liabilities remained at June 30, 2026. The Company currently uses management’s home office space and equipment at no cost.

The Company has no off-balance sheet arrangements.

Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred recurring losses, has not generated revenue and requires additional financing to carry out its business plan. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year following issuance of the financial statements.

Management intends to seek related-party capital contributions, additional financing and potential strategic arrangements. There can be no assurance that these plans will be successful or that sufficient funding will be available. The financial statements do not include adjustments to the recoverability or classification of assets or the amounts or classification of liabilities that might be necessary if the Company cannot continue as a going concern.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles. Their preparation requires management to make estimates and assumptions affecting reported amounts and disclosures. Actual results may differ from those estimates.

Our significant accounting policies are described in Note 2 to the audited financial statements. The Company has recorded a full valuation allowance against its deferred tax assets because realization depends on future taxable income and is not considered more likely than not. Management evaluates these estimates and assumptions as facts and circumstances change.

Item 3. Directors and Officers

The following table provides information regarding the Company’s officer and directors:

Name	Age	Position
Cassandra DeNunzio	34	Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director [1]
Jeffrey DeNunzio	36	Director [2]

1 Ms. Cassandra DeNunzio was appointed as the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and a director on May 18, 2022. She devotes approximately 20 to 40 hours per week to the Company’s business, depending on its activities and requirements.

2 Mr. Jeffrey DeNunzio was appointed as the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and a director on June 30, 2021. On May 18, 2022, he resigned from all officer positions, and Ms. Cassandra DeNunzio was appointed to those positions. Mr. DeNunzio continues to serve as a director.

Ms. Cassandra DeNunzio, age 34, attended the University of New Hampshire on a full merit-based scholarship and graduated Summa cum Laude with her Bachelor of Science Degree in Electrical Engineering (BSEE) in 2014. In 2016, she received her Master of Science Degree in Electrical Engineering (MSEE) from Columbia University in the City of New York, and in 2019 she received her Master of Business Administration (MBA) Degree from Arkansas State University. In February of 2016, she took a position as an Electrical Engineer for Johnson Controls International Plc (JCI), formerly Tyco Fire Protection Products. During her tenure at JCI, Ms. DeNunzio designed and developed new technology products, worked alongside approval agencies to test new technologies, and assisted customers in implementing solutions. Her accolades include presenting and winning awards for her works at internal research conferences and receiving recognition as an inventor on numerous patent applications filed with the United States Patent and Trademark Office (USPTO). Cassandra left her position at JCI in October of 2020 and worked for Science Applications International Corporation (SAIC) as a defense contractor. She held the position of Senior Electrical Engineer for SAIC for about 9 months while working on projects and contracts for the U.S. Navy. On August 22, 2021, Ms. DeNunzio founded Sparx Technologies, LLC, a company focused on developing fire protection technologies for businesses and building owners with challenging fire protection needs. On January 28, 2022, Ms. DeNunzio filed a provisional patent application through Sparx Technologies, LLC relating to the use of software and electronics in fire sprinkler design.

Mr. Jeffrey DeNunzio, age 36, graduated Cum Laude from Roger Williams University in 2012 with a double major in Legal Studies and Psychology. He has experience providing consulting services to publicly traded and private companies concerning corporate matters, SEC filings and related reporting requirements.

Since 2012, Mr. DeNunzio has served as President of V Financial Group, Inc., where he provides EDGAR filing services and related consulting services concerning registration statements, Regulation A offering statements and ongoing SEC filings. His experience also includes corporate structuring, mergers and related corporate transactions involving domestic and foreign companies.

Familial Relationships of Officers, Directors, and Significant Employees

Mr. Jeffrey DeNunzio and Ms. Cassandra DeNunzio are siblings (brother and sister).

Involvement in Certain Legal Proceedings

During the past five years, the Company’s officer and directors have not been involved in any legal proceedings required to be disclosed under Item 10(d) of Form 1-A.

Executive Compensation

The following table sets forth the compensation paid to or earned by the Company’s executive officer and directors for the fiscal years ended June 30, 2026, and 2025.

Name and Position	Fiscal Year Ended June 30th	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Cassandra DeNunzio, Chief Executive Officer, Chief Financial Officer and Director	2026	$0	$0	$0	$0	$0	$0
Cassandra DeNunzio, Chief Executive Officer, Chief Financial Officer and Director	2025	$0	$0	$0	$0	$0	$0
Jeffrey DeNunzio, Director	2026	$0	$0	$0	$0	$0	$0
Jeffrey DeNunzio, Director	2025	$0	$0	$0	$0	$0	$0

Director Compensation

The Company’s two directors received no compensation for their services as directors during the fiscal years ended June 30, 2026 and 2025. Aggregate director compensation was $0 for each fiscal year.

Stock Options and Compensation Plans

The Company has not granted stock options to its executive officer or directors since incorporation and does not maintain a stock option or other equity compensation plan.

Employment and Consulting Agreements

The Company does not have any employment or consulting agreements with its executive officer or directors.

Future Compensation

The Board of Directors determines executive and director compensation and may authorize salaries, bonuses, equity awards or other compensation in the future. The Company currently has no ongoing plan or arrangement providing for future compensation to its executive officer or directors.

Item 4. Security Ownership of Management and Certain Securityholders

As of October 27, 2026 we have 287,287,001 shares of common stock issued and outstanding and 2 shares of Series Z Super Voting Preferred Stock issued and outstanding. No Series A preferred shares are issued or outstanding.

The following table sets forth information regarding beneficial ownership of our voting securities as of October 27, 2026 by (i) each person known to us to beneficially own more than 5% of any class of our voting securities; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes securities over which a person has sole or shared voting or investment power. Shares that a person has the right to acquire within 60 days of October 27, 2026, are treated as outstanding when calculating that person’s ownership percentage, but not when calculating the ownership percentage of any other person. Unless otherwise indicated in the footnotes, each beneficial owner has sole voting and investment power over the securities reported.

Ownership percentages are based on 287,287,001 outstanding shares of common stock and two outstanding shares of Series Z Super Voting Preferred Stock. Unless otherwise indicated, each beneficial owner’s address is the Company’s address appearing on the cover page of this Annual Report.

Name of Beneficial Owner	Common Shares Beneficially Owned	Percentage of Common Stock	Series Z Shares Beneficially Owned	Percentage of Series Z	Total Voting Power
Jeffrey DeNunzio (1)	150,429,393	52.3621%	1	50%	50.4724%
Cassandra DeNunzio (2)	250,100,000	87.0558%	1	50%	57.4112%
NVC Holdings, LLC (3)	150,000,000	52.2126%	0	0%	10.4425%
Sparx Holdings, LLC (4)	100,000,000	34.8084%	0	0%	6.9617%
All directors and executive officers as a group (two persons) (5)	250,529,393	87.2053%	2	100%	97.4411%

(1) Includes 429,393 shares held personally by Jeffrey DeNunzio, consisting of 19,500 shares acquired in open-market transactions and 409,893 shares issued upon conversion of Series A Convertible Preferred Stock on September 21, 2025 and held of record through Cust Corp. as nominee. Also includes 150,000,000 shares held by NVC Holdings, LLC, over which Mr. DeNunzio shares voting power as described in footnote (3).

(2) Includes 100,000 shares held personally by Cassandra DeNunzio, 100,000,000 shares held by Sparx Holdings, LLC, which she solely owns and controls, and 150,000,000 shares held by NVC Holdings, LLC, over which she shares voting power as described in footnote (3).

(3) NVC Holdings, LLC holds 150,000,000 shares of common stock. Jeffrey DeNunzio and Sparx Holdings, LLC each hold a 50% membership interest in NVC Holdings, LLC. Cassandra DeNunzio solely owns and controls Sparx Holdings, LLC. Mr. DeNunzio and Ms. DeNunzio jointly control NVC Holdings, LLC and share voting power over its shares. Accordingly, these shares are included in each individual’s beneficial ownership.

(4) Sparx Holdings, LLC holds 100,000,000 shares of common stock and is solely owned and controlled by Cassandra DeNunzio. These shares are also included in Ms. DeNunzio’s beneficial ownership.

(5) The management group total includes 429,393 shares held personally by Jeffrey DeNunzio, 100,000 shares held personally by Cassandra DeNunzio, 150,000,000 shares held by NVC Holdings, LLC and 100,000,000 shares held by Sparx Holdings, LLC. Each share is counted only once in the group total. Individual and entity holdings overlap and should not be added together.

(6) No additional securities acquirable within 60 days of October 27, 2026 are included in the table.

(7) The two outstanding shares of Series Z Super Voting Preferred Stock collectively entitle their holders to 80% of the total voting power on matters subject to their voting rights, with the holders of common stock and any other voting securities entitled to the remaining 20%. Jeffrey DeNunzio and Cassandra DeNunzio each hold one Series Z share, representing 40% of total voting power through that holding alone. Total voting power shown in the table also includes voting power attributable to beneficially owned common shares. Because both individuals share voting power over NVC Holdings, LLC’s shares, their individual voting percentages overlap and should not be added together. Series Z shares have no dividend, liquidation or conversion rights.

Item 5. Interest of Management and Others in Certain Transactions

The information concerning related-party transactions set forth in Item 1 under “Patent License and Ownership of Technology,” in Item 2 under “Cash Flows from Financing Activities” and “Contractual Obligations and Off-Balance-Sheet Arrangements,” and in Notes 5, 6 and 7 to the audited financial statements included in Item 7 is incorporated herein by reference in response to this Item 5.

Item 6. Other Information

On September 20, 2024, the Company sold 14,000 Series A Convertible Preferred shares to 15 investors for gross proceeds of $14,000 under Regulation Crowdfunding. Related third-party fees were approximately $686 as disclosed in the prior annual report. Separately, the Company issued 140 Series A shares to Netcapital Funding Portal, Inc. under its services arrangement with the Company. Those 140 shares were not sold to investors in the offering. There were 16 Series A holders in total, including Netcapital.

On September 21, 2025, all 14,140 outstanding shares of Series A Convertible Preferred Stock converted into 1,936,970 shares of common stock. The conversion did not generate proceeds to the Company.

The resulting shares of common stock are held of record by Cust Corp., a Delaware corporation, as nominee for the underlying beneficial holders. Equity Stock Transfer, LLC maintains a separate shareholder list for these shares.

Item 7. Financial Statements

Sparx Holdings Group, Inc.

Audited Financial Statements and Notes

For the Fiscal Years Ended June 30, 2026 and June 30, 2025

Report of Independent Registered Public Accounting Firm	F1

Balance Sheet as of June 30, 2026, and June 30, 2025 (Audited)	F2

Statement of Operations for the Years Ended June 30, 2026, and June 30, 2025 (Audited)	F3

Statement of Changes in Stockholders’ Equity/ Deficit for the Years Ended June 30, 2026, and June 30, 2025 (Audited)	F4

Statement of Cash Flows for the Years Ended June 30, 2026, and June 30, 2025 (Audited)	F5

Notes to the Audited Financial Statements	F6-F10

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Vancouver, WA 98666

206.353.5736

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Sparx Holdings Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sparx Holdings Group, Inc., as of June 30, 2026, and 2025 and the related statements of operations, changes in stockholders’ deficit, cash flows, and the related notes (collectively referred to as “financial statements”) for the years then ended. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2026, and 2025 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #3 to the financial statements, although the Company has limited operations it has yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note #3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC

We have served as the Company’s auditor since 2024.

PCAOB ID 6104

Vancouver, Washington

October 27, 2026

-F1-

Sparx Holdings Group, Inc.

Balance Sheets

(Audited)

	June 30, 2026	June 30, 2025

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$40,403	$57,625
Accounts receivable – related party	44	-
TOTAL CURRENT ASSETS	40,447	57,625

TOTAL ASSETS	40,447	57,625

LIABILITIES AND STOCKHOLDERS’ EQUITY/ DEFICIT
CURRENT LIABILITIES
Accrued Expenses and other payables	$2,754	$3,857
TOTAL CURRENT LIABILITIES	2,754	3,857

TOTAL LIABILITIES	$2,754	$3,857

Stockholders’ Equity (Deficit)
Preferred stock ($.0001 par value, 5,000,000 shares authorized; 500,000 shares designated as Series A Convertible Preferred Stock (“Series A”); 0 and 14,140 Series A issued and outstanding as of June 30, 2026, and June 30, 2025, respectively; 2 preferred shares designated as Series Z Super Voting Preferred Stock (“Series Z”); 2 shares of Series Z issued and outstanding as of June 30, 2026, and June 30, 2025)	-	1

Common stock ($.0001 par value, 500,000,000 shares authorized, 287,287,001 and 285,350,031 issued and outstanding as of June 30, 2026, and June 30, 2025, respectively)	28,729	28,535
Additional paid-in capital	240,386	235,214
Accumulated deficit	(231,421)	(209,982)
Total Stockholders’ Equity (Deficit)	37,694	53,769

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)	$40,447	$57,625

The accompanying notes are an integral part of these audited financial statements.

-F2-

Sparx Holdings Group, Inc.

Statements of Operations

(Audited)

	Year Ended June 30, 2026	Year Ended June 30, 2025

Operating expenses

Research & Development	$5,933	$3,801
Marketing	6,680	5,125
General & Administrative	8,827	33,359
Total operating expenses	21,439	42,285

Net loss	$(21,439)	$(42,285)

Basic and Diluted net loss per common share	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - Basic and Diluted	286,851,846	285,350,031

The accompanying notes are an integral part of these audited financial statements.

-F3-

Sparx Holdings Group, Inc.

Statement of Changes in Stockholders’ Equity/ Deficit

For the Years Ended June 30, 2026 and June 30, 2025

(Audited)

	Common Shares	Par Value Common Shares	Preferred Shares	Par Value Preferred Shares	Additional Paid-in Capital	Accumulated Deficit	Total

Balances, June 30, 2024	285,350,031	$28,535	2	$-	$212,498	$(167,697)	$73,336
Preferred Series A shares sold	-	-	14,000	1	13,999	-	14,000

Preferred Series A shares issued as compensation	-	-	140	-	140	-	140
Expenses paid on behalf of the Company and contributed to capital	-	-	-	-	8,577	-	8,577
Net loss	-	-	-	-	-	(42,285)	(42,285)
Balances, June 30, 2025	285,350,031	$28,535	14,142	$1	$235,214	$(209,982)	$53,769
Preferred Series A shares converted to common shares	1,936,970	194	(14,140)	(1)	(192)	-	-
Expenses paid on behalf of the Company and contributed to capital	-	-	-	-	5,364	-	5,364
Net loss	-	-	-	-	-	(21,439)	(21,439)
Balances, June 30, 2026	287,287,001	$28,729	2	$-	$240,386	$(231,421)	$37,694

The accompanying notes are an integral part of these audited financial statements.

-F4-

Sparx Holdings Group, Inc.

Statements of Cash Flows

(Audited)

	Year Ended June 30, 2026	Year Ended June 30, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(21,439)	$(42,285)
Adjustment to reconcile net loss to net cash used in operating activities:
Share-based compensation	-	140
Changes in current assets and liabilities:
Prepaid expense	-	1,062
Accounts receivable – related party	(44)	-
Accrued expenses and other payables	(1,103)	1,579
Net cash used in operating activities	(22,586)	(39,504)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash from the sale of preferred shares	$-	$14,000
Expenses contributed to capital	5,364	8,577
Net cash provided by financing activities	5,364	22,577
Net change in cash	$(17,222)	$(16,927)
Beginning cash balance	57,625	74,552
Ending cash balance	$40,403	$57,625

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these audited financial statements.

-F5-

Sparx Holdings Group, Inc.
Notes to the Audited Financial Statements

Note 1 - Organization and Description of Business

Sparx Holdings Group, Inc. (“the Company”), formerly known as “Prime Time Holdings, Inc.,” was incorporated on June 30, 2021, in the State of Nevada.

On June 30, 2021, Jeffrey DeNunzio was appointed Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director of the Company.

On May 18, 2022, Jeffrey DeNunzio resigned as the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary, and Treasurer. He remains a Director of the Company.

The resignations of Mr. Jeffrey DeNunzio were not the result of any disagreement with the Company on any matter relating to its operations, policies, or practices.

On May 18, 2022, Ms. Cassandra DeNunzio was appointed as the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director. Following the appointment of Ms. Cassandra DeNunzio, the Company began to seek business opportunities in the area of fire suppression technologies.

The Company has no employees at this time and relies upon the services of our sole officer Cassandra DeNunzio, who is also a director, and Jeffrey DeNunzio, another director. Jeffrey DeNunzio is the brother of Cassandra DeNunzio.

The Company has a fiscal year end of June 30th.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents at June 30, 2026, and June 30, 2025, were $40,403 and $57,625 respectively.

Leases

Lease right of use (“ROU”) assets and liabilities are recognized at commencement date of the lease, based on the present value of lease payments over the lease term. We determine if a contract is a lease at the inception of the arrangement. We review all options to extend, terminate, or purchase the ROU assets, and when reasonably certain to exercise, we include the option in the determination of the lease term and lease liability. The lease ROU asset also includes any lease payments made and excludes any lease incentives. When readily determinable, we use the implicit rate in determining the present value of lease payments. When leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease commencement date, including the lease term. We recognize ROU assets and liabilities for all leases with a lease term of 12 months or longer.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No net deferred tax assets or deferred tax liabilities were recognized at June 30, 2026 and 2025.

-F6-

Basic Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC Topic 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

The Company does not have any potentially dilutive instruments as of June 30, 2026 and, thus, anti-dilution issues are not applicable.

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

- Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

- Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

- Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2026. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accrued expenses.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Share-Based Compensation

The Company accounts for share-based payments to employees, nonemployees and consultants in accordance with ASC 718, “Compensation—Stock Compensation.” Equity-classified awards are measured at their grant-date fair value, and compensation expense is recognized over the period during which the related services are provided.

The Company had no stock-based compensation plans as of June 30, 2026. The Company’s stock-based compensation expense for the fiscal years ended June 30, 2026 and 2025 was $0 and $140, respectively.

-F7-

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Note 3 - Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company’s recurring operating losses, absence of revenue and need for additional financing raise substantial doubt about its ability to continue as a going concern for one year following issuance of these financial statements.

The Company has not established any source of revenue to cover its operating costs. Management plans to fund operating expenses with related party contributions to capital. There is no assurance that management's plan will be successful. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.

Note 4 - Income Taxes

The Company has not recognized a net income tax benefit for its operating losses generated based on uncertainties concerning its ability to generate taxable income in future periods. The tax benefit for the period presented is offset by a valuation allowance established against deferred tax assets arising from the net operating losses, the realization of which could not be considered more likely than not. In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not. As of June 30, 2026, the Company had a net operating loss carryforward of approximately $231,421, resulting in a deferred tax asset of approximately $48,598 at the federal statutory rate of 21%. The deferred tax asset has been offset by an equal valuation allowance.

Potential benefits of income tax losses are not recognized on a net basis in the accounts until realization is more likely than not. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the losses may be deducted. The Company’s federal net operating loss carryforwards generally may be carried forward indefinitely, subject to applicable limitations, including the limitation generally restricting their use to 80% of taxable income. The Company has adopted ASC 740, “Accounting for Income Taxes,” as of its inception. Pursuant to ASC 740, the Company is required to recognize deferred tax assets for net operating loss carryforwards, subject to a valuation allowance when realization is not more likely than not. The potential net tax benefit has not been recognized in these financial statements because the Company cannot be assured that it is more likely than not that it will utilize the loss carryforwards in future years.

-F8-

Significant components of the Company’s deferred tax assets are as follows:

	June 30,

	2026	2025
Deferred tax asset, generated from net operating loss	$48,598	$44,096
Valuation allowance	(48,598)	(44,096)
	$-	$-

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

Federal income tax rate 21.0%	21.0%
Increase in valuation allowance (21.0%)	(21.0%)
Effective income tax rate 0.0%	0.0%

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

Note 5 - Commitments and Contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no commitments or contingencies as of June 30, 2026 except for the following:

On August 29, 2022, the Company entered into a Patent License Agreement (the “Agreement”) with Sparx Technologies, LLC (the “Licensor”), a limited liability company solely owned and controlled by Ms. Cassandra DeNunzio, our Chief Executive Officer and a director. Ms. DeNunzio is the sole inventor named in provisional patent application Serial No. 63/304,302, filed with the United States Patent and Trademark Office (“USPTO”) on January 28, 2022, relating to a battery-operated wireless electronic fire sprinkler network under development.

As a result of the Agreement, we adopted the existing operations and business plan of Sparx Technologies, LLC pursuant to the terms and conditions of the patent licensing agreement and ceased to be a shell company.

In partial consideration for the exclusive license granted by Licensor to the Company, the Company paid Sparx Holdings, LLC, a limited liability company, controlled and solely owned by Ms. DeNunzio, a non-refundable license fee upon execution of the Agreement in the amount of One Hundred Million shares (100,000,000) of the Company’s common stock (the “Initial License Fee”). The Initial License Fee is consideration for the grant and continuation of the license pursuant to a five-year term. Licensor shall have no obligation or liability to return any portion of the Initial License Fee. The Company shall pay Licensor a royalty of fifty percent (50%) of Licensee’s Net Sales of all Licensed Products developed and sold by the Company. Ownership of the licensed technology prior to, during the course or as a result of the Agreement, will be the sole and exclusive property of Licensor.

The consummation of the Agreement is deemed to be a related party transaction given Cassandra DeNunzio serves as our sole officer, and as a member of our Board of Directors. She is also the sole member and controller of Sparx Technologies, LLC.

The Licensor may terminate the Agreement at any time, with or without cause, with immediate effect upon written notice and without payment or liability to the Company. Upon termination, the Company’s rights and licenses cease immediately. The initial license fee is nonrefundable. The Company’s business is substantially dependent on the continuation of this related-party license. The Company’s rights are limited to the United States and do not include ownership of the covered intellectual property.

Note 6 - Shareholder Equity

Preferred Stock

The authorized preferred stock of the Company consists of 5,000,000 shares with a par value of $0.0001: 500,000 preferred shares designated as Series A Convertible Preferred Stock (“Series A”) and 2 preferred shares designated as Series Z Super Voting Preferred Stock (“Series Z”).

There were 0 and 14,140 shares of Series A Convertible Preferred Stock outstanding as of June 30, 2026 and June 30, 2025, respectively, and 2 shares of Series Z Super Voting Preferred Stock outstanding as of June 30, 2026 and June 30, 2025.

On September 20, 2024, the Company sold through NetCapital, Inc., an SEC registered crowdfunding portal, 14,000 shares of Series A preferred stock to 15 investors, generating total gross proceeds of $14,000. The majority of these investors were family and friends, including, but not limited to, Jeffrey DeNunzio, the Company’s Director and brother of Cassandra DeNunzio; Thomas DeNunzio, father of both Jeffrey and Cassandra DeNunzio; and the husband of Cassandra DeNunzio, the Company’s sole officer. Cassandra DeNunzio was not a Series A holder. The Series A shares did not carry voting rights and automatically converted into an equivalent dollar amount of the Company’s common shares on September 21, 2025, 366 days after the close of the Regulation Crowdfunding offering. The stated value of each Series A share was $1. The aforementioned shares were sold pursuant to Regulation Crowdfunding.

Additionally, on September 20, 2024, the Company issued 140 shares of Series A to Netcapital Funding Portal, Inc., as compensation pursuant to its arrangement with the Company. These 140 shares were issued for services and were not sold in the Regulation Crowdfunding offering. Including Netcapital, there were 16 Series A holders in total. These shares also automatically converted into an equivalent dollar amount of the Company’s common shares on September 21, 2025, 366 days after the close of the Regulation Crowdfunding offering.

On September 21, 2025, all 14,140 outstanding shares of Series A Convertible Preferred Stock converted into 1,936,970 shares of common stock.

-F9-

On March 15, 2024, the Board of Directors authorized the issuance of one share of Series Z Super Voting Preferred Stock to our CEO and Director, Ms. Cassandra DeNunzio, and one share of Series Z Super Voting Preferred Stock to our Director Jeffrey DeNunzio with an 80% voting designation.

On March 15, 2024, we filed a Certificate of Designation amending our Articles of Incorporation and designating the rights and restrictions of 2 shares of our Series Z Super Voting Preferred Stock, par value $.0001 per share, pursuant to resolutions approved by our Board of Directors on March 15, 2024. In addition, on March 15, 2024, we filed a Certificate of Designation amending our Articles of Incorporation and designating the rights and restrictions of 500,000 shares of our Series A Convertible Preferred Stock, par value $.0001 per share, pursuant to resolutions approved by our Board of Directors on March 15, 2024.

The Series Z Super Voting Preferred Stock shall have full voting rights and powers on all matters subject to a vote by the shareholders of the Company’s Common Stock and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Company, and shall be entitled to vote with respect to any question upon which shareholders of Common Stock or shareholders of any other class or series of voting capital stock having the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the shareholders of Common Stock or holders of any other class or series of voting capital stock having the right to vote, as one class.

Series Z Voting Power

For so long as at least one share of Series Z Super Voting Preferred Stock is issued and outstanding, the Holders of Series Z Super Voting Preferred Stock shall vote together as a single class with the shareholders of any other class or series of shares entitled to vote with the Common Stock, with the Holders of Series Z Super Voting Preferred Stock being entitled to eighty percent (80%) of the total votes on all such matters regardless of the actual number of Series Z Super Voting Preferred Stock then outstanding, and the shareholders of voting capital stock and any other shares entitled to vote being entitled to their proportional share of the remaining 20% of the total votes based on their respective voting power.

The Holders of Series Z Super Voting Preferred Stock shall have no liquidation rights and will not be entitled to any dividends. Series Z Super Voting Preferred Stock is not convertible into any other shares of the Company.

Common Stock

The authorized common stock of the Company consists of 500,000,000 shares with a par value of $0.0001. There were 287,287,001 and 285,350,031 shares of common stock issued and outstanding as of June 30, 2026 and June 30, 2025, respectively.

Pursuant to the Certificate of Designation of the Series A Convertible Preferred Stock, all outstanding Series A shares automatically converted on September 21, 2025, into 1,936,970 total shares of common stock in accordance with the conversion formula explicitly set forth in that Certificate of Designation.

Additional Paid-In Capital

During the year ended June 30, 2026, Thomas DeNunzio, a shareholder of the Company and the father of the Company’s sole officer and directors, paid expenses on behalf of the Company totaling approximately $5,364.

During the year ended June 30, 2025, Thomas DeNunzio, a shareholder of the Company and father of the Company’s CEO and director, paid approximately $8,577 in expenses on behalf of the Company.

These related-party payments were made with no expectation of repayment and were recorded as additional paid-in capital.

Note 7 - Related-Party Transactions

Office Space

The Company uses management’s home office space and equipment at no cost.

Related-Party Receivable

At June 30, 2026, the Company had a receivable of approximately $44 from Cassandra DeNunzio, its Chief Executive Officer, relating to a personal expense charged to the Company’s credit card. Ms. DeNunzio reimbursed the Company in full on August 20, 2026.

Series Z Super Voting Preferred Stock

On March 15, 2024, the Company issued one share of Series Z Super Voting Preferred Stock to Cassandra DeNunzio and one share to Jeffrey DeNunzio as compensation for services to the Company (see Note 6).

Note 8 – Subsequent Events

The Company evaluated subsequent events through October 27, 2026, the date the financial statements were available to be issued, and identified no material subsequent events requiring recognition or disclosure.

On August 20, 2026, the related-party receivable of approximately $44 outstanding at June 30, 2026 was repaid in full.

-F10-

Item 8. Exhibits

The following exhibits are incorporated by reference to the filings with the Securities and Exchange Commission identified below.

Exhibit No.	Description

1A-2 (i)	Articles of Incorporation (1)
1A-2 (ii)	Certificate of Amendment (2)
1A-2 (iii)	Amended and Restated By-laws (3)
1A-3A (i)	Certificate of Designation of Series Z Super Voting Preferred Stock (4)
1A-3A (ii)	Certificate of Designation of Series A Convertible Preferred Stock (5)
1A-6	Patent License Agreement dated August 29, 2022 (6)

____________________

(1)	Filed as EX-3.2 to Form 10-12G with the Securities and Exchange Commission on July 26, 2021
(2)	Filed as EX-31 to Form 8-K filed with the Securities and Exchange Commission on July 22, 2022
(3)	Filed as EX1A-2B to our Offering Statement (1-A) filed with the Securities and Exchange Commission on March 31, 2023
(4)	Filed as EX1U-2A (i) to Form 1-U filed with the Securities and Exchange Commission on March 18, 2024
(5)	Filed as EX1U-2A (ii) to Form 1-U filed with the Securities and Exchange Commission on March 18, 2024
(6)	Filed as Exhibit 10.1 to Form 8-K filed with the Securities and Exchange Commission on August 29, 2022

 Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Sparx Holdings Group, Inc.

By:	/s/ Cassandra DeNunzio
Cassandra DeNunzio Chief Executive Officer, Chief Financial Officer (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer) Date: October 27, 2026

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By: /s/ Cassandra DeNunzio
Cassandra DeNunzio, Chief Executive Officer, Chief Financial Officer, Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)
Date: October 27, 2026

By: /s/ Jeffrey DeNunzio
Jeffrey DeNunzio, Director
Date: October 27, 2026